EXHIBIT 5.01

                    ROBERT N. WILKINSON, ESQ.
                60 East South Temple, Suite 1680B
                   Salt Lake City, Utah 84111
                    Telephone (801) 533-9645



February 4, 2003


Board of Directors
Unico, Incorporated
6475 Grandview Avenue
P.O. Box 777
Magalia, California  95954

         Re: Unico, Incorporated Registration Statement on Form S-8

Ladies and Gentlemen:

     I have been engaged by Unico, Incorporated (the "Company"), to render my opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 being filed by the Company with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

     The shares of the Company's common stock to be registered on the Form S-8 Registration Statement include up to 2,000,000 shares to be issued pursuant to the Company's 2003 Stock Plan for Consultants.

     In connection with this engagement, I have examined the following:

                  1. Articles of incorporation of the Company;

                  2. Bylaws of the Company;

                  3. The Registration Statement;

                  4. Unanimous consents of the Company's board of directors;
                     and

                  5. The Company's 2003 Stock Plan for Consultants.

     I have examined such other corporate records and documents and have made such other examination as I deemed relevant.

     I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies thereof, and the due execution, delivery or filing of documents, where such execution, delivery or filing are a pre-requisite to the effectiveness thereof.
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     For the purpose of this opinion, I have relied upon the representations of the Company that it is current in its filings, and that the filings are true and accurate representations of the condition of the Company when the documents were filed. In addition, it has been represented by both the Company and by the persons being issued shares pursuant to the Registration Statement, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising transaction or to directly or indirectly maintain a market for the securities of the Company.

     Based upon the above examination, I am of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when sold in accordance with the terms set forth in the Registration Statement and the applicable Letter Agreements, legally issued, fully paid, and non-assessable under Arizona law.

     This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ Robert N. Wilkinson

Robert N. Wilkinson, Esq.
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